Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2009, relating to the financial statements of Brown & Brown, Inc., and the effectiveness of Brown & Brown’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brown & Brown, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
March 4, 2009